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                                                                     EXHIBIT 5.1

                   [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]


                                October 23, 2000

Alliance Fiber Optic Products, Inc.
735 North Pastoria Avenue
Sunnyvale, CA 94085

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We are acting as counsel for Alliance Fiber Optic Products, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 7,187,500 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (including 937,500 shares subject to the underwriters' over-allotment option). In this regard we have participated in the preparation of a Registration Statement on Form S-1 (Registration No. 333-45482) relating to such 7,187,500 shares of Common Stock. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

     We are of the opinion that the shares of Common Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                               Very truly yours,

                                               /s/ Pillsbury Madison & Sutro LLP